Exhibit 99.1

News Release

EPSILON ENERGY LTD. ANNOUNCES NEW SHARE REPURCHASE PROGRAM AND BORROWING BASE REDETERMINATION

Houston, Texas – February 13, 2025 – Epsilon Energy Ltd. (“Epsilon” or the “Company”) (NASDAQ: EPSN) today announced that its Board of Directors terminated and revoked authority under the normal course issuer bid program which commenced on March 27, 2024. At the same time, the Board of Directors approved a new one-year share repurchase program, under which the Company is authorized to repurchase up to 2,200,876 common shares, representing 10% of the outstanding common shares of Epsilon, for an aggregate purchase price of not more than US $13.0 million, pursuant to a normal course issuer bid. The one-year period commenced on February 12, 2025. The program will end on February 11, 2026, unless the maximum amount of common shares is purchased before then or Epsilon provides earlier notice of termination.

The Company believes that the market price of its common shares may not reflect their underlying value and the Board of Directors has authorized this initiative because, in the Board’s opinion, the proposed repurchase of common shares constitutes an appropriate use of Epsilon’s funds, and the repurchase of its common shares is one way of creating shareholder value.

Repurchases will be made from time to time through the facilities of the NASDAQ Global Market. The price paid for the common shares will be, subject to applicable securities laws, the prevailing market price of such common shares on the NASDAQ Global Market at the time of such purchase. The Company intends to fund the purchase out of available cash and does not expect to incur debt to fund the share repurchase program.

The Company also announced the results of a borrowing base redetermination on the Company’s senior secured reserve-based lending revolving credit facility (the “Credit Facility”) with Frost Bank (the “Lender”). Effective on February 10, 2025, the Lender redetermined the borrowing base at $45 million, which will remain until the next redetermination later in the year.

About Epsilon

Epsilon Energy Ltd. is a North American onshore natural gas and oil production and gathering company with assets in Pennsylvania, Texas, Alberta, New Mexico, and Oklahoma.

Contact Information:

281-670-0002

Jason Stabell
Chief Executive Officer
Jason.Stabell@EpsilonEnergyLTD.com

Andrew Williamson
Chief Financial Officer
Andrew.Williamson@EpsilonEnergyLTD.com